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                                                                 EXHIBIT 10.34



                              EMPLOYMENT AGREEMENT

         Agreement, made and entered into on the 26 day of August, 1998, by and between PULITZER INC., a Delaware corporation with its principal offices in St. Louis, Missouri (the "Company"), and TERRY EGGER, a resident of the State of Missouri ("Egger").

         1. Employment. The Company will employ Egger, and Egger will be employed by the Company, upon the terms and conditions set forth in this Agreement.

         2. Term of Employment. Egger's employment under this Agreement will begin immediately following the closing (the "Closing") of the transactions contemplated by the Agreement and Plan of Merger dated May 25, 1998, by and among Pulitzer Publishing Company ("PPC"), the Company, and Hearst-Argyle Television Inc., if such closing occurs, and will continue for an initial term of three year. The term will automatically continue for successive one-year periods thereafter; provided, however, that either party may terminate this Agreement at the end of the initial term or the end of any subsequent one-year renewal term by giving at least 60 days' prior written notice of such termination to the other party.

         3. Position, Duties and Responsibilities. Egger will serve as a Vice President of the Company and as general manager of the St. Louis Post Dispatch, or in such other executive position as the Board of Directors of the Company (the "Board") may determine. Egger will devote substantially all of his business time and attention to the performance of his duties and responsibilities under this Agreement. Egger may engage in personal, charitable, investment, professional and other activities to the extent such activities do not prevent him from properly fulfilling his obligations to the Company under this Agreement.

         4. Compensation.

            (a) Base Salary. The Company will pay salary to Egger at an annual rate of $240,000, in accordance with its regular payroll practices. The Board will review Egger's salary at least annually. The Board, acting in its discretion, may increase (but may not decrease) the annual rate of Egger's salary in effect at any time.

            (b) Annual Incentive Awards. Egger will participate in any bonus plan that may be established by the Company on the same basis as other executives. Egger will be eligible for an annual target incentive opportunity of 30% of salary, increasing to 40% of salary effective January 1, 1999, on a basis that is consistent with the annual incentive opportunity currently afforded Egger by PPC under PPC's executive annual incentive plan. Annual incentive awards will be payable promptly after the end of the year for which they are earned, subject to deferral requirements that may be imposed by the Company in order to preserve its income tax deduction or elective deferral opportunities that may be afforded by the Company.

            (c) Employee Benefit Programs. Egger will be entitled to participate in such employee retirement, pension, welfare and fringe benefit plans, arrangements and programs of the Company as are made available to the Company's employees generally. Egger will be entitled to participate in any stock option, restricted stock or other equity-based plans or programs of the Company that are made available to other executives of the Company. Subject to stockholder approval of the Company's restricted stock plan, Egger will be awarded restricted shares of Company stock with a value (determined at the close of business on the first trading day following the date of the Closing) of $240,000, subject to vesting upon completion of the stated term of this Agreement.


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             (d) PPC SERP. The Company will assume the obligations of PPC to
Egger for benefits accrued by Egger under PPC's Supplemental Executive Benefit Pension Plan ("SERP") prior to the Closing. After the Closing, the Company will either assume and continue to maintain the SERP for the benefit of its eligible employees (including Egger) or will establish another plan or arrangement that will provide Egger with continuing future benefits and accruals that are at least as favorable as would have been provided under the terms of the SERP in effect immediately prior to the Closing.

         5. Reimbursement of Business Expenses. Egger is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company will promptly reimburse him for all such expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company's expense reimbursement policies in effect from time to time.

         6.  Termination of Employment.

         (a) Death. If Egger's employment with the Company terminates before the end of the term by reason of his death, then, as soon as practicable thereafter, the Company will pay to his estate an amount equal to his "Accrued Compensation" (defined below). Egger's spouse and covered dependents will be entitled to continue to participate in the Company's group health plan(s) at the same benefit level at which they participated immediately before Egger's death for a period of at least one year after Egger's death or, if longer, for the balance remaining in the term of this Agreement at the time of his death, and, thereafter, for such additional continuation period as may be available under COBRA or under any post-retirement group health plan or arrangement in which Egger participated prior to his death. For the purposes of this Agreement, the term "Accrued Compensation" means, as of any date, the amount of any unpaid salary earned by Egger through that date, plus a pro rata amount of Egger's target annual incentive award for the year in which such date occurs, plus any additional amounts and/or benefits payable to or in respect of Egger under and in accordance with the provisions of any employee plan, program or arrangement under which Egger is covered immediately prior to his death.

         (b) Disability. If the Company terminates Egger's employment by reason of Egger's "disability" (defined below), then Egger will be entitled to (1) his Accrued Compensation through his employment termination date, (2) continuing salary payments (at the rate in effect at the time his employment terminates), reduced by any amounts payable to him pursuant to a Company-sponsored long term disability program, during the one-year period following the termination of his employment, and (3) continuing participation in the Company's group health plan(s) at the same benefit level at which he and his covered dependent(s) participated immediately before the termination of his employment for a period of at least one year after such termination or, if longer, for the balance remaining in the term of this Agreement at the time of such termination of employment, and, thereafter, for such additional continuation period as may be available under COBRA or under any post-retirement group health plan or arrangement in which Egger participated prior to the termination of his employment by reason of his disability. For purposes of this Agreement, the term "disability" means the inability of Egger to substantially perform the customary duties of his employment for the Company for a period of at least 120 consecutive days by reason of a physical or mental incapacity which is expected to result in death or last indefinitely.


         (c) Termination by the Company for Cause or Voluntary Termination by Egger. If the Company terminates Egger's employment for "cause" (defined below) or if Egger terminates his employment without "Good Reason" (as defined in subsection(d) below) before the end of the stated term that is then in effect, then Egger will be entitled to receive his Accrued Compensation


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through the date his employment terminates, determined without regard to pro rata bonus, and nothing more. For purposes of this Agreement, the Company may terminate Egger's employment for "cause" if (1) Egger commits a felony involving moral turpitude, or (2) Egger fails to carry out the duties and responsibilities of his employment due to his willful gross neglect or willful gross misconduct which cannot be cured or which, if curable, is not cured within 30 days after receipt of written notice by the Company and a reasonable opportunity to appeal to the Board (in person or through a representative), provided that, in either case (1 or 2), Egger's conduct results in material harm to the financial condition or reputation of the Company.

         (d) Termination by the Company Without Cause or by Egger for Good Reason. If Egger's employment is terminated by the Company without Cause or by Egger for "Good Reason" (defined below), then Egger will be entitled to receive
(1) Accrued Compensation through the termination date, (2) continued salary for a period of six months after the termination date (or, if longer, for the balance of the then term of this Agreement) at his annual rate of salary in effect immediately prior to the termination date, (3) a single sum payment in an amount equal to 40% of the highest annual rate of salary in effect before the termination date (or, if higher, the highest annual incentive award paid or payable to Egger for any of the three preceding years (including, for this purpose, employment with PPC) multiplied by the number of years (including fractions of a year) covered by the period described in (2), (4) continued participation in the Company's group health plan(s) at the same benefit level at which he and his covered dependent(s) participated immediately before the termination of his employment for a period of at least one year after such termination or, if longer, for the balance remaining in the term of this Agreement at the time of such termination of employment, and, thereafter, for such additional continuation period as may be available under COBRA or under any post-retirement group health plan or arrangement in which Egger participated prior to the termination of his employment, (5) continued participation for at least one year or, if longer, for the then balance remaining in the term of this Agreement in the Company's life insurance plans at the same benefit level in effect immediately prior to the termination date, (6) elimination of all restrictions, other than those required by law, on any restricted or deferred stock awards previously granted to Egger and outstanding at the time of his termination of employment; and (7) immediate vesting of all stock options previously granted to Egger and outstanding at the time of his termination of employment.. For the purposes of this Agreement, Egger may terminate his employment for "Good Reason" if

         (A) the Company materially diminishes Egger's duties, responsibilities or employment conditions in a manner which is inconsistent with the provisions hereof or with his status as a senior executive officer of the Company or which has or reasonably can be expected to have a material adverse effect on Egger's status or authority within the Company;

         (B) the Company wilfully fails or refuses to satisfy any of its compensation obligations under this Agreement; or

         (C) the Company fails to perform or breaches its obligations under any other material provision of this Agreement and does not correct such failure or breach (if correctable) within 30 days following notice thereof by Egger to the Company.


         8. No Mitigation; No Offset. Egger will have no obligation to seek other employment or to otherwise mitigate the Company's obligations to him arising from the termination of his employment, and no amounts paid or payable to Egger by the Company under this Agreement shall


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be subject to offset for any remuneration to which Egger may become entitled from any other source after his employment with the Company terminates, whether attributable to subsequent employment, self-employment or otherwise

         9. Confidential Information; Cooperation with Regard to Litigation.

                  (a) Nondisclosure of Confidential Information. During the term of his employment and thereafter, Egger will not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Egger to keep such information confidential) or make use of any Confidential Information (as defined below) except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Egger is so ordered, he will give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

                  (b) Definition of Confidential Information. For purposes of this Agreement, the term "Confidential Information" means information concerning the business of the Company or any corporation or other entity that is controlled, directly or indirectly, by the Company relating to any of its or their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (1) that is or becomes part of the public domain, other than through the breach of this Agreement by Egger or (2) regarding the Company's business or industry properly acquired by Egger in the course of his career as an executive in the Company's industry and independent of Egger's employment by the Company or PPC. For this purpose, information known or available generally within the trade or industry of the Company or any subsidiary shall be deemed to be known or available to the public.

                  (c) Post-Termination Assistance. Egger will cooperate with the Company, during the term of his employment and thereafter (including following Egger's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any subsidiary of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such subsidiary in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such subsidiary, as reasonably requested; provided, however, that the same does not materially interfere with his then current professional activities. The Company will reimburse Egger, on an after-tax basis, for all expenses reasonably incurred by him in connection with his provision of testimony or assistance.

         10. Non-solicitation. During the term of his employment and for a period of 24 months thereafter, Egger will not induce or solicit, directly or indirectly, any employee of the Company or any subsidiary of the Company to terminate his or her employment with the Company or any such subsidiary.

         11. Remedies. If Egger commits a material breach of any of the provisions contained in sections 9 or 10 above, then (a) the Company will have the right to immediately terminate all payments and benefits which remain due under this Agreement, and (b) the Company will have the right to seek injunctive relief. Egger acknowledges that such a breach of sections 9 or 10 could

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cause irreparable injury and that money damages may not provide an adequate remedy for the Company. Nothing contained herein will prevent Egger from contesting any such action by the Company on the ground that no violation or threatened violation of section 9 or 10 has occurred.

         12. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under section 11, shall be resolved by binding arbitration, to be held in St. Louis in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, the Company will continue payment of all amounts and benefits due Egger under this Agreement. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but the Company shall reimburse Egger for such reasonable costs and expenses in the event he substantially prevails in such arbitration or court proceeding.

         13. Indemnification.

         (a) Company Indemnity. If Egger is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company, PPC or any subsidiary or affiliate thereof or was serving at the request of the Company or any subsidiary or affiliate as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Egger's alleged action in an official capacity while serving as a director, officer, member, employee or agent, then the Company will indemnify Egger and hold him harmless to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Egger in connection therewith, except to the extent attributable to Egger's gross negligence or fraud), and such indemnification shall continue as to Egger even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of Egger's heirs, executors and administrators. The Company will advance to Egger all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Egger to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this section shall not be deemed exclusive of any other rights of indemnification to which Egger may be entitled or which may be granted to him and shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

         (b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Egger under the preceding subsection
(a) of this section that indemnification of Egger is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board,



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independent legal counsel or stockholders) that Egger has not met such applicable standard of conduct, shall create a presumption that Egger has not met the applicable standard of conduct.

         (c) Liability Insurance. The Company will continue and maintain a directors and officers' liability insurance policy covering Egger to the extent the Company provides such coverage for its other senior Egger officers.

         14. Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Egger's participation in any other employee benefit or other plans or programs in which he currently participates.

         15. Assignment; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Egger) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to the successor of the Company or its business if the assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law; provided, however, that no such assignment or transfer will relieve the Company from its payment obligations hereunder in the event the transferee or assignee fails to timely discharge them. No rights or obligations of Egger under this Agreement may be assigned or transferred by him other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided or permitted hereunder.

         16. Representations. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any Agreement between it and any other person, firm or organization. Egger represents and warrants that there is no legal or other impediment which would prohibit him from entering into this Agreement or which would prevent him from performing the duties of his employment hereunder.

         17. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

         18. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Egger and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Egger or an authorized officer of the Company, as the case may be.

         19. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining


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provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         20. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Egger's employment to the extent necessary to the intended preservation of such rights and obligations.

         21. Beneficiaries/References. Egger shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Egger's death by giving the Company written notice thereof. In the event of Egger's death or a judicial determination of his incompetence, reference in this Agreement to Egger shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

         22. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware without reference to principles of conflict of laws.

         23. Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

                  If to the Company:        Pulitzer Inc.
                                            900 North Tucker Boulevard
                                            St. Louis, Missouri 63101
                                            Attention: Secretary


                  If to Egger:              Terry Egger
                                            822 Questover Lane
                                            St. Louis, Missouri 63141

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

                                            PULITZER INC.

                                            By:_______________________________



                                            __________________________________
                                            Terry Egger




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